UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HENRY COUNTY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Explanatory Note

We are filing revised proxy materials to include Appendix D which was inadvertently omitted from the original filing of the registrant’s definitive proxy statement filed with the Commission on March 17, 2008. The proxy statement mailed to the shareholders of the registrant included Appendix D.

APPENDIX D

HENRY COUNTY BANCSHARES, INC.

NOMINATING COMMITTEE CHARTER

This charter is to establish the Henry County Bancshares, Inc. policy and guidelines for the nominating committee of the Board of Directors. The nominating committee is to be guided by the following principles:

1.	The nominating committee will be appointed annually by the Chairman of the Board of directors and that appointment will be made during a regular or called meeting of the directors.

2.	The nominating committee will consist of a minimum of three outside directors. The nominating committee may solicit information from the CEO or any other inside director, but neither the CEO nor any inside director may serve on the nominating committee.

3.	The nominating committee will ensure that any nominees for re-election or first election to the board of Henry County Bancshares, Inc. are qualified to serve under the appropriate rules and regulations that govern directors.

4.	The nominating committee must ensure that any nominee has agreed to serve as a director and in agreeing to serve will commit to following the Henry County Bancshares, Inc. directors’ code of ethics and all governance policies.

5.	The nominating committee will make its report to the Board in a timely manner, but in any event in time for the proposed slate of candidates to be placed on the elections ballot to be included with the annual proxy statement.